Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:     Ashley Johnson, Media Relations    Jill Cuthbertson, Investor Relations
(800) 775-7290                    (972) 980-9917

BRINKER INTERNATIONAL BOARD DECLARES COMMON DIVIDEND

DALLAS (May 21, 2015) - The Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.28 per share on the common stock of the company. The dividend will be payable June 25, 2015 to shareholders of record as of June 12, 2015.

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of March 25, 2015, Brinker owned, operated, or franchised 1,629 restaurants under the names Chili's® Grill & Bar (1,580 restaurants) and Maggiano's Little Italy® (49 restaurants).

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